Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-233614

February 12, 2020

Huize Holding Limited

Huize Holding Limited, or the Company, has filed a registration statement on Form F-1 (including a prospectus) with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. The Registration Statement was declared effective by the SEC on February 11, 2020.

Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may obtain these documents and other documents the Company has filed for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc.at +1-800-831-9146, or China International Capital Corporation Hong Kong Securities Limited at +852-2872-2000. You may also access the Company’s most recent preliminary prospectus dated February 10, 2020, which is included in the amendment no. 5 to the Company’s registration statement on Form F-1, as filed with the SEC on the same date by visiting EDGAR on the SEC website at: https://www.sec.gov/Archives/edgar/data/1778982/000119312520029693/d694712df1a.htm

On February 11, 2020, the initial public offering of an aggregate of 5,250,000 American depositary shares (“ADSs”), each representing 20 class A common shares of the Company, was priced at US$10.50 per ADS. The Company has granted the underwriters an over-allotment option to purchase up to an additional 787,500 ADSs.

The Company estimates that it will receive net proceeds from this offering of approximately US$47.0 million, or approximately US$54.6 million if the underwriters exercise their over-allotment option in full, after deducting underwriting discounts and commissions and the estimated offering expenses payable by the Company.

1